EXHIBIT A:
Stratton Monthly Dividend REIT Shares, Inc. (the "Fund")
77 C

Special Meeting of Shareholders

A Special Meeting of Shareholders of the Fund was held
April 26, 2005, for purposes of considering and acting upon the matter set forth in the Proxy Statement and summarized below. A quorum was represented at the Meeting and the voting results are also set forth below.

STRATTON MONTHLY DIVIDEND REIT SHARES, INC.

ELECTION OF NINE DIRECTORS:                    WITHHOLD
                                 FOR           AUTHORITY

James W. Stratton             2,153,482         90,145
Lynne M. Cannon               2,153,482        108,310
George W. Graner              2,153,482         41,403
John J. Lombard, Jr.          2,153,482         36,548
Douglas J. MacMaster, Jr.     2,153,482         44,187
Richard W. Stevens            2,153,482         36,365
Frank Thomas                  2,153,482         88,348
H. Drake Williams             2,153,482         85,620
Joel H. Wilson                2,153,482         78,245